PROSPECTUS SUPPLEMENT


                                 1,809,160 SHARES

                         PRECEPT BUSINESS SERVICES, INC.

                                CLASS A COMMON STOCK
                                    __________

     This Prospectus Supplement relates to the offer and issuance of 1,809,160 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), of Precept Business Services, Inc., a Texas corporation (the "Company" or "Precept"), in connection with the merger of Southern Systems Business Forms & Data Supplies, Inc., a South Carolina corporation ("Southern") with and into Southern Acquisition Corporation, a Texas corporation and wholly-owned subsidiary of Precept ("Sub"), pursuant to that certain Agreement and Plan of Merger dated as of August 26, 1998 by and between Precept, Sub, Southern, and the shareholders of Southern (the "Plan of Merger"). This Prospectus Supplement constitutes a supplement to that certain prospectus of Precept dated February 9, 1998 (the "Original Prospectus"), with respect to an aggregate of up to 19,887,500 shares of Class A Common Stock which may be offered and issued by the Company from time to time in connection with the future direct and indirect acquisitions of other businesses, properties or securities in one or more business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act") or as otherwise permitted under the Securities Act.

     The Original Prospectus (under a different cover page) was also used in connection with the acquisition by a subsidiary of the Company of substantially all of the assets and business as a going concern of U. S. Transportation Systems, Inc. ("USTS"). Therefore, certain information contained in the Original Prospectus is not directly related to the issuance of shares by the Company hereunder. The acquisition of USTS as contemplated in the Original Prospectus (and the issuance of 9,612,500 shares of Class A Common Stock in connection with such acquisition) was consummated on March 19, 1998, and the information contained in the Original Prospectus should be viewed accordingly. In addition foregoing, the Original prospectus was supplemented and used in connection with (i) the issuance on April 13, 1998 of 2,058,077 shares of Class A Common Stock in connection with the acquisition by a subsidiary of the Company of all of the outstanding capital stock of InfoGraphix, Inc., a Massachusetts corporation, (ii) the issuance in June 1998 of 4,086,459 shares of Class A Common Stock in connection with the acquisitions of all of the outstanding capital stock of MBF Corporation and Mail/Source, Inc., each a Louisiana corporation, and (iii) the issuance on September 4, 1998 of 2,463,844 shares of Class A Common Stock in connection with the acquisition of Creative, a Maine corporation.

     The Class A Common Stock is traded on the Nasdaq SmallCap Market under the
symbol "PBSIA."   As reported on the Nasdaq SmallCap Market on September 11,
1998, the closing price of the Class A Common Stock was $2.03125.
                                   __________

     Investors should consider the information under "Risk Factors" in evaluating an investment in this Class A Common Stock offered hereby.
                                   __________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
        EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
            SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                                    __________

                                  September 11, 1998

     This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

                               AVAILABLE INFORMATION

     Precept is subject to the informational requirements of the Exchange Act and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov. The Company intends to furnish to its shareholders annual reports containing financial statements audited by independent certified public accountants following the end of each fiscal year.

     Precept has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to the Plan of Reorganization. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits filed as part thereof, are available for inspection and copying at the Commission's offices as described above.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PRECEPT OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL OR TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                              RECENT DEVELOPMENTS

SALE OF U.S. TRUCKING, INC.

     On June 1, 1998, the Company sold its interest in 75% of the common stock of U.S. Trucking, Inc., a Nevada corporation ("USTI"), pursuant to that certain First Amended and Restated Stock Purchase Agreement, dated as of May 29, 1998, by and among Precept Transportation Services, L.L.C., a Nevada limited liability company and a wholly owned subsidiary of the Company ("Precept Transportation"), Logistics Management LLC, a Kentucky limited liability company, Association Services, Inc., a Kentucky corporation, Roxanne Pixler, Dan Pixler and Anthony Huff. Precept Transportation had acquired its interests in USTI from USTS on March 19, 1998. USTI is in the long-haul trucking business. Prior to the aforementioned divestiture, Precept Transportation owned an interest in 75% of the common stock of USTI and Logistics Management owned the remaining 25% of the common stock of USTI. Dan Pixler is the President of USTI and Anthony Huff is the Manager of Logistics Management, LLC.

     The aggregate consideration received by the Company as a result of the divestiture was $1,950,000, composed of $200,000 in cash and a promissory note with an original principal balance of $1,750,000, payable in monthly installments of principal and interest equal to $15,000 commencing July 1, 1998 with the total outstanding principal and interest coming due on April 1, 2000. The note carries an interest rate equal to the prime rate of Wells Fargo Bank (Texas), N.A. adjusted annually. The consideration received by the Company in this divestiture was determined by arms-length negotiations between the parties to the First Amended and Restated Stock Purchase Agreement.

ACQUISITION OF INFOGRAPHIX

     On April 13, 1998, PBP acquired all of the issued and outstanding stock of InfoGraphix, Inc., a Massachusetts corporation ("InfoGraphix"), pursuant to that certain Stock Purchase Agreement dated as of April 8, 1998 by and among the Company, PBP, InfoGraphix and James Gorin, the President and sole stockholder of InfoGraphix. Boston-based InfoGraphix is a single source provider of products and services to corporate marketing departments and a distributor of document management services. The aggregate consideration paid by the Company as a result of the acquisition of InfoGraphix was $9,125,000, payable by the issuance of 2,058,077 shares of the Company's Class A Common Stock, par value $.01. The consideration for the acquisition was determined by arms-length negotiations between the parties to the Stock Purchase Agreement.

ACQUISITION OF MBF AND MAIL/SOURCE

     On June 19, 1998 PBP, acquired all of the issued and outstanding stock of MBF Corporation, a Louisiana corporation ("MBF"), pursuant to that certain Stock Purchase Agreement dated as of June 13, 1998 by and among the Company, Precept Business Products, Inc. a Delaware corporation and a wholly owned subsidiary of the Company, MBF and J.D. Greco, the President and sole stockholder of MBF. Louisiana-based MBF is a single source distributor of printed products, distribution services and information solutions.

     The aggregate consideration paid by the Company as a result of the acquisition of MBF was $10,570,111 payable by the issuance of 3,796,735 registered shares of the Company's Class A Common Stock, par value $.01. The consideration for the acquisition was determined by arms-length negotiations between the parties to the Stock Purchase Agreement.

ACQUISITION OF CREATIVE

     On September 4, 1998, Precept, through a wholly-owned subsidiary, acquired Creative, a Maine corporation ("Creative"), pursuant to that certain Agreement and Plan of Merger dated as of September 1, 1998, by and among Precept, Creative Acquisition Corp. (a wholly-owned subsidiary of Precept), Creative and the stockholders of Creative. Prior to the merger, in which Creative was merged with and into Creative Acquisition Corp., Creative operated a business providing printed business forms, distribution services and information solutions to business customers throughout the New England states and had three sales/distribution offices in Maine and two in Massachusetts. The aggregate consideration to be paid by Precept in connection with the acquisition is $10,819,441, payable $4,359,241 in cash and $6,460,200 in the form of 2,463,844 fully registered shares of Precept's Class A Common Stock.

                                   THE OFFERING


 Number of shares of Class A Common Stock
 offered hereby................................  1,809,160

 Class A Common Stock to be outstanding
 after the Offering............................ 52,415,041

 Total Common Stock (including Class B) to
 be outstanding after the Offering............. 56,560,041

 Nasdaq SmallCap Market Symbol.................   PBSIA


                               PLAN OF DISTRIBUTION

THE OFFERING

     This Prospectus relates to the issuance of 1,809,160 shares of Class A Common Stock in connection with the merger of Southern with and into Sub on the terms and conditions set forth in the Plan of Merger.

     In addition to the shares issued hereunder, the Company may issue up to 8,939,959 shares of Class A Common Stock in connection with the future direct and indirect acquisitions of other businesses, properties or securities in one or more business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act, or as otherwise permitted under the Securities Act, and as further described in the Original Prospectus. The Company expects that the terms upon which it may issue such shares will be determined through negotiations with the securityholders or principal owners of the businesses whose securities or assets are acquired. It is expected that the shares that are issued will be valued at prices reasonably related to market prices for the Common Stock prevailing either at the time an acquisition agreement is executed or at the time an acquisition is consummated.

GENERAL

     All expenses of this Offering will be paid by the Company. No underwriting discounts or commissions will be paid in connection with the issuance of shares by the Company in business combination transactions, although finder's fees may be paid with respect to specific acquisitions. Any person receiving a finder's fee may be deemed to be an Underwriter within the meaning of the Securities Act.

          The shares of the Company's Class A Common Stock offered hereunder are listed for trading on the Nasdaq SmallCap Market.

                                 VALIDITY OF SHARES

     The validity of the Class A Common Stock issued hereunder will be passed upon for the Company by Jackson Walker L.L.P., Dallas, Texas.

          THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                  TABLE OF CONTENTS


                                                        Page
                                                       ------
Prospectus Summary.........................            3  (Original Prospectus)
Business of Precept........................            64 (Original Prospectus)
Risk Factors...............................            14 (Original Prospectus)
Plan of Distribution.......................            4 (Prospectus Supplement)
Validity of Shares.........................            4 (Prospectus Supplement)
Experts....................................            98(Prospectus Supplement)
Available Information......................            2 (Prospectus Supplement)


                                   1,809,160 SHARES


                           PRECEPT BUSINESS SERVICES, INC.



                                       CLASS A
                                     COMMON STOCK


                                     ------------
                                      PROSPECTUS
                                     ------------


                                  September 11, 1998